Exhibit 99.1

Xenetic Biosciences, Inc. Reports First Quarter 2023 Financial Results and Provides Business Update

- Continued progress with the DNase-based oncology program towards Phase 1 study for the treatment of pancreatic carcinoma and other locally advanced or metastatic solid tumors

- Ended the quarter with $12.0 million of cash to fund operations and drive pipeline forward

FRAMINGHAM, MA – (May 11, 2023) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers, today reported its financial results for the first quarter of 2023 and provided a business update.

"We made solid progress with our DNase platform by the establishment of a research and development collaboration with The Scripps Research Institute. Importantly, with the recent addition of business development, R&D and regulatory expertise and experience to our team, we expect to establish additional strategic collaborations that we believe will enable us to expedite our pathway toward a first in human study and expand our opportunities," commented, Jeffrey Eisenberg, Chief Executive Officer of Xenetic.

Recent Highlights:

•	Appointed leading business development and translational research and development experts, Scott N. Cullison and Reid P. Bissonnette, Ph.D., to support the advancement of the DNase oncology platform.
•	Entered into a research and development collaboration agreement with The Scripps Research Institute to advance the development of the Company’s systemic DNase program as well as its DNase-armored CAR T program.
•	Received Notice of Allowance for Canadian patent covering use of DNase enzyme for preventing or ameliorating toxicity associated with chemotherapy.

Summary of Financial Results for First Quarter 2023

Net loss for the quarter ended March 31, 2023 was approximately $0.9 million. Research & development expenses for the three months ended March 31, 2023 decreased by approximately $0.5 million, or 46.0%, to approximately $0.6 million from approximately $1.1 million in the comparable quarter in 2022. The decrease was primarily due to the Company's decrease in spending related to XCART™ U.S. pre-clinical development efforts which was partially offset by costs related to the Company’s initial development efforts associated with the DNase platform. Royalty payments of approximately $0.6 million were received from our sublicense with Takeda Pharmaceuticals Co. Ltd in the three months ended March 31, 2023, representing an approximate 55.7% increase over the same period in 2022. General and administrative expenses for the three months ended March 31, 2023 increased by approximately $0.02 million, or 2.0%, to approximately $0.93 million from approximately $0.91 million in the comparable quarter in 2022.

The Company ended the quarter with approximately $12.0 million of cash.

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About Xenetic Biosciences

Xenetic Biosciences, Inc. is a biopharmaceutical company focused on advancing innovative immune-oncology technologies addressing hard to treat cancers. The Company's DNase platform is designed to improve outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which have been implicated in cancer progression and resistance to cancer treatments. Xenetic is currently focused on advancing its systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and locally advanced or metastatic solid tumors.

For more information, please visit the Company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements that we intend to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including, but not limited to, statements regarding: expectations regarding a patent being issued by the Canadian Intellectual Property Office in the coming months; all statements regarding expectations for our DNase-base oncology platform, including establishing additional strategic collaborations that we believe will enable us to expedite our pathway toward a first in human study and expand our opportunities, the DNase platform improving outcomes of existing treatments, including immunotherapies, by targeting neutrophil extracellular traps (NETs), which have been implicated in cancer progression and resistance to cancer treatments, and our focus on advancing our systemic DNase program into the clinic as an adjunctive therapy for pancreatic carcinoma and locally advanced or metastatic solid tumors. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Many factors could cause our actual activities, performance, achievements, or results to differ materially from the activities and results anticipated in forward-looking statements. Important factors that could cause actual activities, performance, achievements, or results to differ materially from such plans, estimates or expectations include, among others, (1) unexpected costs, charges or expenses resulting from our manufacturing and collaboration agreements; (2) unexpected costs, charges or expenses resulting from the licensing of the DNase platform; (3) uncertainty of the expected financial performance of the Company following the licensing of the DNase platform; (4) failure to realize the anticipated potential of the DNase, XCART or PolyXen technologies; (5) the ability of the Company to implement its business strategy; and (6) other risk factors as detailed from time to time in the Company's reports filed with the SEC, including its annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. In addition, forward-looking statements may also be adversely affected by general market factors, general economic and business conditions, including potential adverse effects of public health issues, such as the COVID-19 outbreak, and geopolitical events, such as the Russian invasion of Ukraine, on economic activity, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new product candidates and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the Company does not undertake any obligation to update forward-looking statements, except as required by law.

Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

xbio@jtcir.com

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